EXHIBIT 14.1
AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
CODE OF BUSINESS CONDUCT AND ETHICS
General Policy and Procedures
This Code of Business Conduct and Ethics (the “Code”) applies to all employees, directors and officers (each, an “Employee” and collectively, the “Employees”), of American Casino & Entertainment Properties LLC (“ACEP”). The Code must be strictly observed, failure to do so could result in disciplinary action, up to and including termination.
The Company conducts its business as a good corporate citizen in an ethical manner and complies with all laws, rules and regulations applicable to it or the conduct of its businesses. This commitment and standard of conduct governs our relationships with customers, suppliers, holders of our securities, competitors, and with each other as Employees at every organizational level.
The Code is an expression of our core values and represents a framework for decision-making. To this end, Employees are responsible for understanding the Code and acting in accordance with it. The Code cannot and is not intended to cover every applicable law, rule or regulation, or provide answers to all questions that may arise; for that, we must ultimately rely on each Employee’s good sense of what is right, including a sense of when it is proper to seek guidance from others with respect to the appropriate course of conduct. Questions regarding any law, rule, regulation, or principle discussed in this Code which may govern business conduct, should be directed to your supervisor, to the Legal Department or the Company’s confidential Ethics Hotline at 877-888-0002.
Confidential, Proprietary Information
One of the Company’s most valuable assets is its information. Employees should maintain the confidentiality of information (whether or not it is considered proprietary) entrusted to them by the Company. Examples of confidential information include trade secrets, new product or marketing plans, customer lists, research and development ideas, manufacturing processes, or acquisition or divestiture prospects. It might also include information from our customers or others given to the Company pursuant to an agreement restricting its use or disclosure.
Employees should take steps to safeguard confidential information by keeping such information secure, limiting access to such information to those Employees who have a “need to know” in order to do their job, and avoiding discussion of confidential information in public areas, for example, in elevators, on planes, and on mobile phones.
Employees shall not use confidential information for personal advantage.
Confidential information may be disclosed to others only when disclosure is authorized by the Company or legally mandated. The obligation to preserve confidential information is ongoing, even after termination of employment.
Conflicts of Interests
A conflict of interests occurs when an individual’s personal interest interferes in any way—or even appears to interfere—with the interests of the Company as a whole. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interests also arise when an Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Such conflicts of interests can undermine our business judgment and our responsibility to the Company and threaten the Company’s business and reputation. Potential and actual conflicts of interests should be scrupulously avoided. Though it is not possible to list every activity or situation that might raise such a conflict of interest issue, the list below is included to help you recognize some of the more significant ones:
• Gifts. Receiving from, or giving to, a supplier, customer or competitor, gifts, gratuities, special allowances, discounts or other benefits not generally available.
• Loans. Providing loans to, or guarantees of obligations of, Employees or their family members. Such activity will not be allowed without the prior written approval of the Audit Committee of the Board of Directors. The Company

will not extend, maintain or arrange for any personal loan to or for any director or executive officer (or the equivalent thereof).
All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be promptly communicated to the Legal Department. Employees should take care to report conflicts to a person who they believe is not involved in the matter giving rise to the conflict.
Any Employee who has a doubt about whether a conflict of interests exists after consulting this provision of the Code should contact the Legal Department, so that you can receive assistance in making that determination.
Company Opportunities
Employees are restricted from taking for themselves personally opportunities that are discovered through the use of Company property, information or position, or using Company property, information or position for personal gain or competing with the Company. Employees should advance the Company’s legitimate interests when the opportunity to do so arises.
Fair Dealing
No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices in violation of applicable law or contractual obligations.
Compliance with Laws, Rules & Regulations
Employees are required to comply fully with all laws, rules and regulations affecting the Company’s business and its conduct in business matters. In any situation where an Employee has a doubt as to the proper course of conduct, it is incumbent upon the Employee immediately to consult the Legal Department.
Insider Trading
Federal and state law prohibits the use of “material inside information” when trading in or recommending Company securities. In accordance with applicable federal and state law, no Employee may engage in transactions in Company securities (whether for his or her own account, for the Company’s account or otherwise) while in possession of material non-public or “inside” information (“Insider Trading”) relating to the Company. Further, no Employee who is in possession of material inside information may communicate such information to third parties who may use such information in the decision to purchase or sell Company stock (“Tipping”). These restrictions could also apply to securities of other companies if an Employee learns of material inside information in the course of his or her duties for the Company. In addition to violating Company policy, Insider Trading and Tipping are illegal.
What constitutes “material inside information” is a complex legal question, but is generally considered to be information not available to the general public which, if disclosed, is likely to affect the market price of the Company’s securities or to be considered important by an average investor in deciding whether to purchase or sell those securities. Such information may include, but is not limited to, information relating to dividends increases or decreases, major litigation by or against the Company, liquidity or solvency problems, significant business developments, changes to capital structure, major management changes, contemplated acquisitions or divestitures, information concerning earnings or other financial information, or similar major events that would be viewed as having materially altered the “total mix” of information available regarding the Company or the market for any of its securities. Such information continues to be “inside” information until a reasonable time after it is disclosed to the general public.
Any person who is in possession of material inside information is deemed to be an “insider.” This includes management or non-management directors, officers, and employees, as well as spouses, friends or brokers who may have acquired such information directly or indirectly from an insider “tip.”
Substantial penalties may be assessed against people who trade while in possession of material inside information and can also be imposed upon companies and so-called controlling persons, such as officers and directors, who fail to take appropriate steps to prevent insider trading violations by their employees or subordinates. To avoid severe consequences, Employees should review this policy before trading in Company securities or in the securities of other companies in any of the circumstances described above and should consult with the Legal Department if any doubts exist as to what constitutes “material inside information.”
Accounting Practices
The Company’s financial statements are required to comply with generally accepted accounting standards and practices, rules, regulations and controls. No Employee shall establish any undisclosed or unrecorded funds or assets for any purpose, or make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company. To the extent that such matters are within the scope of the duties of an Employee, he or she must: (a) ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction; (b) maintain books and records that fairly and accurately reflect the Company’s business transactions; (c) devise, implement and maintain sufficient internal controls to assure that financial record keeping objectives are met; and (d) provide for the proper and prompt recording of all disbursements of funds and all receipts.
Errors or possible errors or misstatements in the Company’s books and records must be brought to the attention of the Employee’s supervisor promptly upon discovery thereof. The supervisor shall promptly inform the Chief Executive Officer and the Chief Financial Officer of any such error or misstatement.
All Employees are expected to cooperate fully with the Company’s internal auditors and outside auditors.
Document Retention
The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. All Employees shall comply with the Company’s policies regarding the retention and preservation of records as set forth herein. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.
If the existence of a subpoena or impending government investigation becomes known to an Employee, the Employee must immediately contact his or her supervisor and the Legal Department. Employees must retain all records and documents that may pertain to an investigation or may be responsive to a subpoena. Any questions concerning the destruction or disposition of records or documents should be directed to the Employee’s supervisor and the Legal Department before the record or document is disposed of. Employees shall strictly adhere to the directions of his or her supervisor and Legal Department in handling such records or documents.
Protection and Proper Use of Assets
The Company seeks to properly and effectively protect and utilize its assets, such as electronic communication systems, information (proprietary or otherwise), material, facilities and equipment, as well as intangible assets. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets are to be used only for legitimate business purposes.
Whistleblower Policy: Reporting of any Illegal or Unethical Behavior
Any Employee who is aware of any illegal or unethical behavior or who believes that an applicable law, rule or regulation or this Code has been violated, or who has a concern about the Company’s accounting practices, internal controls or auditing matters, must promptly report the matter in accordance with this Whistleblower Policy. Employees should take care to report violations to a person who they believe is not involved in the matter giving rise to the violation. All reports of violations will be promptly investigated in accordance with this Whistleblower Policy and, if appropriate, remedied, and, if legally required, promptly reported to the proper governmental authority.
An Employee is expected to raise any concern with Employee’s supervisor or manager. Alternatively, Employee may contact the Legal Department. Legal questions, and any questions relating to interpretation or application of the Code or policies, should be directed to the Legal Department. If an Employee is uncomfortable discussing a matter with his or her supervisor or the Legal Department, the Employee should call the Company Ethics Hotline at 877-888-0002.
Employees will be expected to cooperate in assuring that violations of the Code are promptly addressed. The Company has a policy of protecting the confidentiality of those making reports of possible misconduct to the maximum extent possible, consistent with the requirements necessary to conduct an effective investigation, and the law. In no event will there be any retaliation against someone for reporting an activity that he or she in good faith believes to be a violation of any law, rule, regulation, or this Code. Any supervisor or other Employee intimidating or imposing sanctions on an Employee for reporting a matter will be disciplined up to and including termination.
Employees should know that it is a crime to retaliate against a person, including with respect to their employment, for providing truthful information to a law enforcement officer relating to the possible commission of any federal offense. Employees who believe that they have been retaliated against by the Company, its Employees, contractors, subcontractors or agents, for providing information to or assisting in an investigation conducted by a federal agency, Congress or a person with supervisory authority over the Employee (or another Employee who has the authority to investigate or terminate misconduct) in connection with conduct that the Employee reasonably believes constitutes a violation of federal criminal fraud statutes or any rule or regulation of the Securities and Exchange Commission, may file a complaint with the Secretary of Labor, or in federal court if the Secretary does not take action in a timely manner.
Responding to Improper Conduct
If an Employee violates the Company’s Code, he or she will be subject to disciplinary action. Supervisors and managers of a disciplined Employee may also be subject to disciplinary action for their failure to properly oversee an Employee’s conduct, or for retaliation against an Employee who reports a violation(s).
The Company’s response to misconduct will depend upon a number of factors, including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in salary or immediate termination. Employees should be aware that certain actions and omissions prohibited by the Code might be crimes that could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.
Waivers
Employees should understand that waivers or exceptions to our Code will be granted only under exceptional circumstances. A waiver of this Code for any executive officer or director may be made only by the Board of Directors of ACEP or a committee of the Board and must be promptly disclosed in accordance with applicable law and exchange requirements.
Condition of Employment or Service
All Employees shall conduct themselves at all times in the best interests of the Company. Compliance with this Code shall be a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code shall constitute grounds for disciplinary action, including termination of employment. The Code does not in any way constitute an employment contract or an assurance of continued employment. Employees are employees at will. It is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. AREP may modify or repeal the provisions of the Code or adopt a new Code at any time it deems appropriate, with or without notice.